September 8, 2006

U.S. Securities and Exchange Commission

Division of Corporate Finance

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Golden Spirit Enterprises Ltd. (formerly Golden Spirit Gaming Ltd.) of the following:

Our report dated March 17, 2006 to the Stockholders and Board of Directors on the consolidated financial statements of Golden Spirit Enterprises Ltd. (formerly Golden Spirit Gaming Ltd.) as of December 31, 2005 and 2004 and for the years then ended and for the period from September 13, 1993 (inception) to December 31, 2005 included in the Company’s annual filing on Form 10-KSB filed with the Securities and Exchange Commission.

Sincerely,

/s/“Dale Matheson Carr-Hilton LaBonte”

Dale Matheson Carr-Hilton LaBonte

Chartered Accountants

Vancouver, Canada